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                              ARTHUR ANDERSEN LLP


                                                                      EXHIBIT 15






To the Stockholders and
the Board of Directors of
Delta Air Lines, Inc.:


We are aware that Delta Air Lines, Inc. has incorporated by reference in its Registration Statement Nos. 2-94541, 33-30454, 33-50175, 33-65391, and
33-52045 its Form 10-Q for the quarter ended December 31, 1995, which includes our report dated February 2, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.




Arthur Andersen LLP

Atlanta, Georgia
February 2, 1996




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